Exhibit 10.3

SPONSOR LOCK-UP AGREEMENT

Execution Version

This Sponsor Lock-Up Agreement (this “Agreement”) is made and entered into as of August 13, 2021, by and between TH International Limited, a Cayman Islands exempted company (the “Company”), and Silver Crest Management LLC, a Cayman Islands limited liability company (“Sponsor”).

WHEREAS, capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed thereto in the Agreement and Plan of Merger (the “Merger Agreement”) entered into by and among the Company, Miami Swan Ltd, a Cayman Islands exempted company and wholly owned subsidiary of the Company (“Merger Sub”), and Silver Crest Acquisition Corporation (“SPAC”), a Cayman Islands exempted company, pursuant to which, among other things, (i) Merger Sub will be merged with and into SPAC (the “First Merger”), with SPAC surviving the First Merger as a wholly owned subsidiary of the Company, and (ii) SPAC will be merged with and into the Company (the “Second Merger” and together with the First Merger, the “Mergers”), with the Company surviving the Second Merger.

WHEREAS, in connection with the transactions contemplated by the Merger Agreement, and in view of the valuable consideration to be received by the parties thereunder, the Company and Sponsor desire to enter into this Agreement, pursuant to which the Locked-Up Shares and Sponsor Covered Shares (each as defined below) shall become subject to limitations as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated into this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereto agree as follows:

1.             Definitions. The terms defined in this Section 1 shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Company Per Share Trading Price” means, at any given time, the trading price per share of Company Ordinary Shares as reported by Bloomberg or, if not available on Bloomberg, as reported by Morningstar.

“Company Sale” means the transfer to or acquisition by (whether by tender offer, merger, consolidation, division or other similar transaction), in one transaction or a series of related transactions, a person or entity or group of affiliated persons or entities (other than an underwriter pursuant to an offering), of the Company’s voting securities if, after such transfer or acquisition, such person, entity or group of affiliated persons or entities would beneficially own (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) more than 50% of the outstanding voting securities of the Company.

“Maximum Target Sponsor Covered Shares” means 700,000 Unvested Shares.

“Minimum Target Sponsor Covered Shares” means 700,000 Unvested Shares.

“Sponsor Covered Shares” means, collectively, the Minimum Target Sponsor Covered Shares and the Maximum Target Sponsor Covered Shares.

“Trading Day” means any day on which Company Ordinary Shares are actually traded on the principal securities exchange or securities market on which Company Ordinary Shares are then traded.

2.             Lock-Up Provisions.

(a)            Subject to the exceptions set forth herein, during the applicable Lock-Up Period (as defined below), Sponsor agrees not to, without the prior written consent of the board of directors of the Company, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer or dispose of, or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, any Company Ordinary Shares held by it immediately after the closing of the Transactions (the “Closing”), any Company Ordinary Shares issuable upon the exercise of options or warrants to purchase Company Ordinary Shares held by it immediately after the Closing (along with such options or warrants themselves), or any Company Ordinary Shares acquirable upon the conversion, exercise or exchange of any securities convertible into or exercisable or exchangeable for Company Ordinary Shares held by it immediately after the Closing (along with such securities themselves) (such Company Ordinary Shares, options, warrants and securities, collectively, the “Locked-Up Shares”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of such Locked-Up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (the actions specified in clauses (i)-(iii), collectively, “Transfer”); provided, however, if any other holder of securities of the Company enters into an agreement relating to the subject matter set forth in this Section 2 in connection with the Closing on terms and conditions that are less restrictive than those agreed to herein (or such terms and conditions are subsequently relaxed including as a result of a modification, waiver or amendment), then the less restrictive terms and conditions shall apply to Sponsor. The foregoing limitations shall remain in full force and effect for a period of (i) with respect to 100% of the Company Ordinary Shares held, issuable or acquirable in respect of any Locked-Up Shares, six (6) months from and after the Closing Date, (ii) with respect to 80% of the Company Ordinary Shares held, issuable or acquirable in respect of any Locked-Up Shares (rounded up to the nearest whole share), twelve (12) months from and after the Closing Date, and (iii) with respect to 50% of the Company Ordinary Shares held, issuable or acquirable in respect of any Locked-Up Shares (rounded up to the nearest whole share), eighteen (18) months from and after the Closing Date (such periods set forth in the foregoing clauses (i) through (iii), as applicable, the “Lock-Up Period”), with the percentages set forth in this sentence applying to the aggregate holdings of Locked-Up Shares held by all entities constituting Sponsor, and calculated on an aggregated basis. For the avoidance of doubt, the Locked-Up Shares shall be measured on an as-exercised or as-converted basis, as applicable.

(b)            The restrictions set forth in Section 2(a) (the “Lock-Up Restrictions”) shall not apply to:

(i)             in the case of an entity, Transfers to (A) such entity’s officers or directors or any affiliate (as defined below) or immediate family (as defined below) of any of such entity’s officers or directors, (B) any shareholder, partner or member of such entity or their affiliates, (C) any affiliate of such entity, or (D) any employees of such entity or of its affiliates;

(ii)            in the case of an individual, Transfers by gift to members of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization;

(iii)            in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of the individual;

(iv)            in the case of an individual, Transfers by operation of law or pursuant to a court order, such as a qualified domestic relations order, divorce decree or separation agreement;

(v)            in the case of an individual, Transfers to a partnership, limited liability company or other entity of which the undersigned and/or the immediate family of the undersigned are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(vi)            in the case of an entity that is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;

(vii)          in the case of an entity, Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(viii)         pledges of any Locked-Up Shares to a financial institution that create a mere security interest in such Locked-Up Shares pursuant to a bona fide loan or indebtedness transaction so long as Sponsor continues to control the exercise of the voting rights of such pledged Locked-Up Shares as well as any foreclosures on such pledged Locked-Up Shares;

(ix)            Transfers of any Company Ordinary Shares acquired as part of the PIPE Financing;

(x)             transactions relating to Company Ordinary Shares or other securities convertible into or exercisable or exchangeable for Company Ordinary Shares acquired in open market transactions after the Closing, provided that no such transaction is required to be, or is, publicly announced (whether on Form 4, Form 5 or otherwise, other than a required filing on Schedule 13F, 13G or 13G/A) during the applicable Lock-Up Period;

(xi)            the exercise of any options or warrants to purchase Company Ordinary Shares (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis);

(xii)           Transfers to the Company to satisfy tax withholding obligations pursuant to the Company’s equity incentive plans or arrangements;

(xiii)          Transfers to the Company pursuant to any contractual arrangement in effect at the Closing that provides for the repurchase by the Company or forfeiture of Sponsor’s Company Ordinary Shares or other securities convertible into or exercisable or exchangeable for Company Ordinary Shares in connection with the termination of Sponsor’s service to the Company;

(xiv)         the establishment of a trading plan that meets the requirements of Rule 10b5-1(c) under the Exchange Act (a “Trading Plan”); provided, however, that no sales of Locked-Up Shares, shall be made by Sponsor pursuant to such Trading Plan during the applicable Lock-Up Period and no public announcement or filing is voluntarily made regarding such plan during the applicable Lock-Up Period;

(xv)           Transfers made after the date on which the closing Company Per Share Trading Price equals or exceeds $12.00 per share for any twenty (20) Trading Days within any consecutive thirty (30)-Trading Day period commencing at least one hundred fifty (150) days after the Closing Date;

(xvi)          Transfers made in connection with a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Company Ordinary Shares for cash, securities or other property subsequent to the Closing Date; and

(xvii)         transactions to satisfy any U.S. federal, state, or local income tax obligations of Sponsor (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the Merger Agreement was executed by the parties, and such change prevents the Mergers from qualifying as a “reorganization” pursuant to Section 368 of the Code (and the Mergers do not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes), in each case, solely to the extent necessary to cover any tax liability as a result of the transaction.

provided, however, that in the case of clauses (i) through (viii), these permitted transferees must enter into a written agreement, in substantially the form of this Agreement, agreeing to be bound by the Lock-Up Restrictions and shall have the same rights and benefits under this Agreement. For purposes of this paragraph, “immediate family” shall mean a spouse, domestic partner, child, grandchild or other lineal descendant (including by adoption), father, mother, brother or sister of an individual; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.

(c)            For the avoidance of doubt, Sponsor shall retain all of its rights as a shareholder of the Company during the Lock-Up Period, including the right to vote any Locked-Up Shares.

(d)            In furtherance of the foregoing, the Company, and any duly appointed transfer agent for the registration or transfer of the Locked-Up Shares, are hereby authorized to decline to make any transfer of securities if such Transfer would constitute a violation or breach of the Lock-Up Restrictions.

3.             Earn-In Provisions.

(a)            Each of the Company and Sponsor agrees that (x), immediately after the First Effective Time, 1,400,000 of the Company Ordinary Shares held by Sponsor immediately after the First Effective Time shall become unvested shares (the “Unvested Shares”) and shall be subject to the vesting and forfeiture provisions set forth in this Section 3 and (y) each Unvested Share shall not be transferable until such Unvested Share vests pursuant to this Section 3 and until such Unvested Share vests, any certificate representing such Unvested Share shall bear a legend referencing that such Unvested Share is subject to forfeiture pursuant to the provisions of this Agreement, and any transfer agent for the Company will be given appropriate stop transfer orders that will be applicable until such Unvested Share vests; provided that the foregoing transfer restriction under Section 3(a)(y) shall not apply to Transfers to any shareholder, partner or member of Sponsor or their affiliates or, in the case of an individual who is such a shareholder, partner or member (or affiliate thereof), further Transfers by such shareholder, partner or member (or affiliate thereof) by gift to a trust, the beneficiary of which is a member of the individual’s immediate family, so long as (1) such Transfer is in compliance with any applicable securities laws and (2) any transferee thereof entering into a written agreement, in substantially the form of this Agreement, agreeing to be bound by the vesting and forfeiture provisions set forth in this Section 3 and to receive the rights of a holder of Sponsor Covered Shares hereunder).

(b)            Subject to Section 3(c), Section 3(d), and Section 4(a), on the fifth (5th) anniversary of the Closing Date, (i) if the Minimum Target (as defined below) has not been achieved, all Minimum Target Sponsor Covered Shares shall be forfeited by Sponsor to the Company for no consideration and Sponsor shall surrender its Minimum Target Sponsor Covered Shares to the Company and (ii) if the Maximum Target (as defined below) has not been achieved, all Maximum Target Sponsor Covered Shares shall be forfeited by Sponsor to the Company for no consideration and Sponsor shall surrender its Maximum Target Sponsor Covered Shares to the Company. Any forfeiture of Company Ordinary Shares, and all references to forfeiture of Company Ordinary Shares, described in this Agreement shall take effect as a surrender of Company Ordinary Shares for no consideration as a matter of Cayman Islands law.

(c)            The Unvested Shares shall fully vest (and shall not be subject to the restrictions and forfeiture provisions set forth in this Section 3, including, for the avoidance of doubt, Section 3(b)), as follows: (i) such Minimum Target Sponsor Covered Shares shall vest if the Company Per Share Trading Price at any point during the trading hours of a Trading Day equals or exceeds $12.50 per share for any twenty (20) Trading Days within any consecutive thirty (30)-Trading Day period at any time commencing on or after the Closing Date and ending on or prior to the five (5)-year anniversary of the Closing Date (the “Minimum Target”) and (ii) such Maximum Target Sponsor Covered Shares shall vest if the Company Per Share Trading Price at any point during the trading hours of a Trading Day equals or exceeds $15.00 per share for any twenty (20) Trading Days within any consecutive thirty (30)-Trading Day period at any time commencing on or after the Closing Date and ending on or prior to the five (5)-year anniversary of the Closing Date (the “Maximum Target”). For the avoidance of doubt, if the Maximum Target has been achieved, but the Minimum Target has not been previously achieved, the Minimum Target shall be deemed achieved on the date that the Maximum Target is achieved.

(d)            In the event that after the Closing and prior to the five (5)-year anniversary of the Closing Date, there is a Company Sale (or a definitive agreement providing for a Company Sale has been entered into prior to the five (5)-year anniversary of the Closing Date and such Company Sale is ultimately consummated, even if such consummation occurs after the five (5)-year anniversary of the Closing Date), then if the per share value of the consideration to be received by the holders of the Company Ordinary Shares in such Company Sale equals or exceeds $12.50 per share and the Minimum Target has not been previously achieved, then the Minimum Target shall be deemed to have been achieved, and if the per share value of the consideration to be received by the holders of the Company Ordinary Shares in such Company Sale equals or exceeds $15.00 per share and the Maximum Target (or both the Minimum Target and the Maximum Target) has not been previously achieved, then the Maximum Target (and, if not previously achieved, the Minimum Target) shall be deemed to have been achieved; provided, that if the consideration to be received by the holders of the Company Ordinary Shares in such Company Sale includes non-cash consideration, the value of such consideration shall be determined in good faith by the Company Board; provided, further, that such Sponsor Covered Shares that are not deemed earned as of the consummation of such Company Sale shall be cancelled or forfeited by Sponsor to the Company for no consideration. In the event either the Minimum Target or the Maximum Target would be deemed to be achieved pursuant to this Section 3(d), the Minimum Target or Maximum Target shall be deemed to be satisfied immediately prior to the consummation of the Company Sale and the applicable Sponsor Covered Shares shall receive the same consideration per share as the shares of Company Ordinary Shares receive in the Company Sale.

(e)            Notwithstanding anything set forth herein, prior to the date that a Sponsor Covered Share is no longer subject to the vesting and forfeiture provisions set forth in this Section 3, Sponsor will remain entitled to all of the other rights of a holder of Company Ordinary Shares, including to (i) exercise voting rights carried by such Sponsor Covered Share and (ii) receive any dividends or other distributions in respect of such Sponsor Covered Share.

(f)            Notwithstanding anything set forth in this Section 3 to the contrary, if any of the terms of the Lock-Up and Support Agreement (the “Company Lock-Up and Support Agreement”), dated as of the date hereof, by and among the Company, SPAC and the other parties thereto in respect of the Earn-Out Shares are less restrictive than those agreed to herein (or such terms and conditions are subsequently relaxed including as a result of a modification, waiver or amendment), then the less restrictive terms and conditions shall apply to the Sponsor Covered Shares. For the avoidance of doubt, (x) if the Minimum Share Price Milestone (as defined in the Company Lock-Up and Support Agreement) shall have been achieved, then the Minimum Target shall be deemed achieved, and (y) if the Maximum Share Price Milestone (as defined in the Company Lock-Up and Support Agreement) shall have been achieved, then the Maximum Target shall be deemed achieved.

4.             Miscellaneous.

(a)            If, during the period between the Closing Date and the fifth (5th) anniversary of the Closing Date, the Company Ordinary Shares outstanding as of immediately following the First Effective Time shall have been changed into a different number of shares or a different class by reason of any share capitalization, dividend, distribution, combination, reverse share split, share consolidation, split, subdivision, conversion, exchange, transfer, sale, cancelation, repurchase, redemption or reclassification, or any similar event shall have occurred, then the Company Per Share Trading Price specified in each of Section 1(b)(xv), Section 3(c)(i) and Section 3(c)(ii) and the per share value of the consideration with respect to any Company Sale specified in Section 3(d) shall be equitably adjusted to reflect such change.

(b)            The Company shall remove, and shall cause to be removed (including by causing its transfer agent and The Depository Trust Company (as applicable) to remove), any legends, marks, stop-transfer instructions or other similar notations (i) pertaining to the lock-up arrangements herein from the book-entries evidencing any Locked-Up Shares at the time any such share is no longer subject to the Lock-Up Restrictions, and (ii) pertaining to the vesting and forfeiture provisions herein from the book-entries evidencing any Sponsor Covered Shares at the time any such share is no longer subject to the vesting and forfeiture provisions set forth in Section 3 (any such Locked-Up Share and/or Sponsor Covered Share, a “Free Share”), and shall take all such actions (and shall cause to be taken all such actions) necessary or proper to cause the Free Shares to be consolidated under the CUSIP(s) and/or ISIN(s) applicable to the unrestricted Company Ordinary Shares or so that the Free Shares are in a like position. Any holder of a Locked-Up Share and/or Sponsor Covered Share is an express third-party beneficiary of this Section 4(b) and entitled to enforce specifically the obligations of the Company set forth in this Section 4(b) directly against the Company.

(c)            This Agreement shall be effective the date hereof and shall immediately terminate upon the earlier of (x) the termination of the Merger Agreement pursuant to its terms, and (y) the date on which none of the Company, Sponsor or any holder of a Locked-Up Share and/or Sponsor Covered Share has any rights or obligations hereunder.

(d)            Each of Sponsor and the Company hereby represents and warrants that it has full power and authority to enter into this Agreement and that this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms. Upon the other party’s request, Sponsor or the Company, as applicable, will execute any additional documents necessary in connection with enforcement hereof.

(e)            This Agreement constitutes the entire agreement and understanding between the parties hereto relating to the subject matter hereof and the transactions contemplated hereby and supersedes any other agreements and understandings, whether written or oral, that may have been made or entered into by or between the parties hereto relating to the subject matter hereof or the transactions contemplated hereby. This Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

(f)            No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other party hereto; provided, that no such assignment shall relieve the assigning party of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any attempted assignment in violation of the terms of this paragraph shall be null and void, ab initio. For the avoidance of doubt, no transfer of Company Ordinary Shares, Locked-Up Shares, Sponsor Covered Shares or Free Shares shall be (or be deemed to be) an assignment of this Agreement or the rights or obligations hereunder.

(g)            This Agreement shall be governed by, and construed in accordance with, the internal substantive laws of the State of New York applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction. Any dispute, controversy, difference, or claim arising out of or relating to this Agreement, including its existence, validity, interpretation, performance, breach, or termination, or any dispute regarding non-contractual obligations arising out of or relating to this Agreement, shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) under the HKIAC Administered Arbitration Rules in force when the Notice of Arbitration is submitted. The seat of arbitration shall be Hong Kong. There shall be three arbitrators. The arbitration proceedings shall be conducted in English. The law of this arbitration clause shall be Hong Kong law. For the avoidance of doubt, a request by a party hereto to a court of competent jurisdiction for interim measures necessary to preserve such party’s rights, including pre-arbitration attachments, injunctions, or other equitable relief, shall not be deemed incompatible with, or a waiver of, the agreement to arbitrate in this Section.

(h)            Each of the parties hereto acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by it, money damages will be inadequate and the other party will have no adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by it in accordance with their specific terms or were otherwise breached. Accordingly, the non-breaching party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by the other party and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which the non-breaching party may be entitled under this Agreement, at law or in equity.

(i)            This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

(j)            For the avoidance of doubt, the Lock-Up Restrictions shall supersede the lock-up provisions contained in Section 5 of that certain letter agreement, dated as of January 13, 2021, by and among SPAC, Sponsor and certain of SPAC’s current and former officers and directors (the “Insider Letter”), which Insider Letter shall terminate and be of no further force or effect as of the day following the Closing Date.

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IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement to be duly executed as of the date first set forth above.

TH INTERNATIONAL LIMITED

By:	/s/ Paul Hong
	Name:	Paul Hong
	Title:	Director

[Signature Page to Sponsor Lock-Up Agreement]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement to be duly executed as of the date first set forth above.

Silver Crest Management LLC

By:	/s/ Liang (Leon) Meng
	Name:	Liang (Leon) Meng
	Title:	Manager

[Signature Page to Sponsor Lock-Up Agreement]